Supplemental Information to 2007 Earnings Information
March 10, 2008
     2007 was an historic year for our Company, during which we transformed from a company primarily focused on movies and entertainment to an organization that is now the largest provider of interactive media and connectivity solutions to the hospitality and healthcare industries.
     We accelerated our transformation with the acquisition of three companies: On Command, our largest peer in the hospitality space; StayOnline, a leading provider of broadband Internet connectivity; and The Hotel Networks, an advertising media services company targeted on the hospitality market. By year-end 2007, we had successfully completed the organizational integration of all three companies — in only nine months as compared to our original estimate of 18 to 24 months — within our pre-acquisition expectations.
     With this transformation, we adopted a growth strategy that primarily builds upon the relationships we have with the 9,900 hotel properties (comprising more than 1.9 million hotels rooms) throughout the United States, Canada, and Mexico for interactive television and other services. That strategy is summarized as follows:
•	Increase the recurring revenues we earn from our hospitality business by:
•	Expanding the size of our hotel room base;

•	Selling more content and services by increasing the number of:
•	High-definition interactive television (HDTV) rooms;

•	Basic and premium television programming rooms;

•	Broadband Internet access rooms; and

•	Advertising media services rooms.
•	Increase the sale of systems and professional technical services to our hotel customers;

•	Diversify our business into healthcare and other adjacent markets; and

•	Generate increasing levels of cash flow.
     The impacts of the acquisitions and the implementation of our growth strategy caused numerous changes, which we fully expected, to our financial results and ratios which have been remarkably stable over the past three years. From Q1 of 2005 through Q3 of 2007, the revenue we generated from guest entertainment purchases, calculated on a trailing twelve months basis, fluctuated within a narrow $.50 band — from $18.48 to $18.98.
     This Supplemental Information is intended to give further data points related to our pre- and post-acquisition results to promote a better understanding of our business and expanded business plan. Detailed pro forma and forecasted per-room and total 2006, 2007, and 2008 financial tables are attached at the end, which data is the source of the information presented within the FAQs that follow. We believe the information and analysis supports the validity of our business strategy which is focused on creating a company that is more diverse and has more growth opportunities than our pre-acquisition business.

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•	How did your 2007 results compare to your guidance?

We delivered on our guidance.

	2007 Actual	2007 Guidance
Revenue	$485.6	$484.0	$490.0
Adjusted Operating Cash Flow*	$130.7	$128.5	$131.5

Adjusted Net Loss**	$(17.7)	$(20.0)	$(17.0)
Net Loss	$(65.2)	$(63.0)	$(60.0)
Capital Expenditures	$79.1	$77.0	$80.0
Adjusted Net Free Cash Flow ***	$18.6	$18.0	$21.0
Our Net Loss included restructuring charges that were $3.5 million greater than we were anticipating because we were able to accelerate the integration and closure of a warehousing and manufacturing facility and eliminate certain back office activities in the Fourth Quarter, months ahead of our original plan.
* Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, and restructuring and integration expenses.
** Adjusted Net Income (Loss) excludes amortization of purchased intangibles, debt refinancing charges, and restructuring and integration expenses.
***Adjusted Net Free Cash Flow, a non-GAAP measure, is defined as net free cash flow, as defined above, and further excludes cash used for restructuring and integration activities.

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•	The blending of On Command’s and StayOnline’s operations into LodgeNet’s must have impacted your financial drivers and margin relationships. Can you give us an idea of these impacts?

The incorporation of On Command’s and StayOnline’s businesses into our financial statements increased our revenue, but generally decreased our margins. This was fully expected from our pre-acquisition due diligence and was fully incorporated into our financial analysis of the transactions.

A good starting point for understanding these impacts is by considering a pro forma analysis of the 2006 operating results of all three companies.

	2006 Pro forma				Change
	LNET	ONCO	StayOnline (1)	Combined	Comb vs LNET

Revenue per Room
Guest Entertainment
Movies	$17.27	$17.50	$—	$17.38	$0.10	0.6%
Other Guest Entertainment	1.50	1.26	—	1.39	(0.11)	-7.1%

Total Guest Entertainment	18.77	18.76	—	18.77	(0.00)	0.0%
Hotel Services
TV Programming	4.11	3.25	—	3.72	(0.39)	-9.5%
Broadband	0.27	0.12	0.35	0.40	0.13	45.7%

Total Hotel Services	4.38	3.37	0.35	4.12	(0.26)	-6.0%
Advertising & Other	0.76	1.49	0.64	1.44	0.68	89.2%

Total Revenue per Room	$23.91	$23.62	$0.99	$24.33	$0.41	1.7%
AOCF per Room	$7.86	$5.65	$(0.42)	$6.63	$(1.23)	-15.6%

Gross Profit Margin					point change

Guest Entertainment
Movies	63.6%	65.2%	0.0%	64.3%	0.7%
Other Guest Entertainment	39.6%	27.3%	0.0%	34.6%	-5.0%

Total Guest Entertainment	61.7%	62.6%	0.0%	62.1%	0.4%
Hotel Services
TV Programming	20.0%	-34.3%	0.0%	-1.3%	-21.3%
Broadband	105.9%	13.8%	-7.0%	38.5%	-67.4%

Total Hotel Services	25.4%	-32.5%	-7.0%	2.6%	-22.8%
Advertising & Other	41.9%	34.3%	7.1%	29.9%	-12.0%

Total Gross Margin	54.4%	47.3%	2.1%	50.1%	-4.3%
AOCF Margin	32.9%	23.9%	-42.5%	27.3%	-5.6%

(1)	Per room metrics for StayOnline based on LNET average rooms installed of 1,004,422. Average room base for StayOnline during 2006 was approximately 136,000.
Please note the following points:
•	The per-room revenue from Total Guest Entertainment for LodgeNet and On Command were identical in 2006. On Command’s movie revenue was slightly higher than LodgeNet’s, which difference was off-set by higher Other Guest Entertainment purchases on the LodgeNet platform. The gross profit margin on both platforms was within 90 basis points of each other.

•	There was a substantial difference between LodgeNet and On Command in the revenue and gross profit margin earned from the sale of basic and premium television programming. This resulted primarily because On Command was providing television programming to a major customer on a heavily discounted basis. That arrangement had already been renegotiated in September 2006 and is being reversed as those locations transition to HDTV. In subsequent tables, please note the significant increases in revenue and margin realized in 2007 (and forecasted to be realized in 2008) over 2006 as this new program was starting to be phased in. We estimate that this transition will be largely implemented by the end of 2009 as franchisees act to meet the brand’s HDTV requirements by that date.

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•	Differences also existed with respect to the amount of revenue and margin earned from the provisioning of broadband Internet services; however, all three companies had relatively small Internet businesses on a stand-alone basis. Given this small scale, we fully expected that our broadband Internet business would operate at a lower gross profit margin (17.4% in 2007) until we realize increased scale. Please note in the information that follows that we are expecting the margin to exceed 19% in 2008, and over the next several years as we add scale and revenue that this margin could increase to the 40% range.

•	As a result, the total revenue generated by the “New LodgeNet” was 1.7% more per room per month than the pre-acquisition LodgeNet in 2006; and the pro forma gross profit margin for the “New LodgeNet” was 50.1% as compared to the pre-acquisition margin of 54.4% in 2006. These acquisitions set the stage for the implementation of our growth strategy. Note that at the mid-point of our 2008 forecast, total revenue per room is 5.8% higher than the combined company generated in 2006 while total gross profit and AOCF per room increased as well. These results are expected as we capitalize on the synergies of operating a fully integrated organization in 2008 and from the continued execution of our business strategy — specifically focused on driving new revenue opportunities from our new, larger organization.

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•	How did your revenue on a per-room, per-month basis compare in 2007 vs. 2006?

Total pro forma revenue calculated on a per-room basis increased 1.7% in 2007 over 2006.

Guest Entertainment revenue decreased $.59, or (3.1)% due, in part, to several programming decisions made by On Command management prior to closing which negatively impacted On Command movie revenue in the first three quarters of 2007 (which decisions were successfully corrected subsequent to closing); and, in part, to generally lower movie revenues realized during the last two quarters of 2007. However, this reduction was more than offset by strong revenue increases in Hotel Services revenue (basic and premium television programming and broadband Internet) and revenue earned from Advertising & Other sources (primarily system and equipment sales).

Television programming revenue grew 13.7%, in part, as the result of our charging a major On Command customer for TV programming as their properties began their conversion to high-definition television; and, in part, based on our success in selling television programming packages to a higher percentage of our hotel customers, especially in conjunction with our Easy HD Program.

Advertising & Other revenue grew 29.6% as we focused on selling more systems and equipment to our hotel customers and earned more advertising-based revenue.

The following table sets forth the detail.

	2006	2007
	Pro forma	Pro forma	Change
	Combined	Combined	07 vs 06
Average rooms	1,828,357	1,844,842	16,485
Revenue per Room
Guest Entertainment
Movies	$17.38	$16.80	$(0.58)	-3.3%
Other Guest Entertainment	1.39	1.38	(0.01)	-0.7%

Total Guest Entertainment	18.77	18.18	(0.59)	-3.1%
Hotel Services
TV Programming	3.72	4.23	0.51	13.7%
Broadband	0.40	0.47	0.07	18.7%

Total Hotel Services	4.12	4.70	0.58	14.2%
Advertising & Other	1.44	1.87	0.43	29.6%

Total Revenue per Room	$24.33	$24.75	$0.42	1.7%

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•	The changing composition of your revenue apparently impacted your gross profit margins. Can you give us more information on this?

As expected, the changing composition of our revenue did impact margins. Overall, our pro forma gross profit margin decreased by 2.7 percentage points in 2007 over 2006.

The Guest Entertainment margin decreased by 1.5 percentage points, in part, due to a change in the mix of movies sold; and, in part, from lower margins realized from video games and TV Internet.

The remainder of the decrease in margin resulted from the increasing influence of our revenue growth initiatives (the sale of basic and premium television programming; broadband Internet access services; advertising and system sales) which have a lower margin than our traditional Guest Entertainment revenue. However, these initiatives contributed new gross profit dollars to our business.

We anticipate that these margins will increase over time as our television programming revenues continue to increase and we gain scale on our broadband Internet business. As you can see below, our mid-point guidance for 2008 anticipates a 24.8% increase in per-room revenue from these other revenue sources at a gross profit margin that is 8.4 percentage points higher than 2007. While these margins will remain below the level of our traditional Guest Entertainment business, these new revenue streams generally are based on a fixed fee or payment from the hotel, are not dependent upon a guest purchase, and do not involve a capital investment on our part.

The following table presents the detail.

	2006		2007
	Pro forma		Pro forma		Change
	Combined		Combined		07 vs 06
		Comp %		Comp %
Composite Revenue per Room
Guest Entertainment	$18.77	77.1%	$18.18	73.5%	$(0.59)	-3.1%
All Other Revenue	5.56	22.9%	6.57	26.5%	1.01	18.2%

Total Revenue per Room	$24.33	100.0%	$24.75	100.0%	$0.42	1.7%

					point change

Gross Profit Margin per Service
Guest Entertainment	62.1%		60.6%		-1.5%
All Other Revenue	9.7%		10.7%		1.0%

Total Gross Margin	50.1%		47.4%		-2.7%

	2007		2008
	Pro forma		Pro forma		Change
	Combined		Combined		07 vs 06
		Comp %		Comp %
Composite Revenue per Room
Guest Entertainment	$18.18	73.5%	$17.53	68.1%	$(0.64)	-3.5%
All Other Revenue	6.57	26.5%	8.20	31.9%	1.63	24.8%

Total Revenue per Room	$24.75	100.0%	$25.73	100.0%	$0.98	4.0%

					point change

Gross Profit Margin per Service
Guest Entertainment	60.6%		60.9%		0.3%
All Other Revenue	10.7%		19.1%		8.4%

Total Gross Margin	47.4%		47.5%		0.1%

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•	Are you realizing the cost synergies that you projected with the acquisition of On Command?

Yes. By year-end 2007, we had successfully completed the organizational integration of On Command. This was accomplished in just nine months from closing as compared to our original estimate of 18 to 24 months.

The following table summarizes the $15.9 million in cost synergies that we expect to be realized during 2008. Note that this is not a run rate analysis. The cost synergies are actual dollars that should be saved in 2008 over those that would have been spent by the two separate companies.

Synergy Calculation:
2006 Pro Forma Operating Expense	$122.4 million
Two Years of Cost Adjustments @ 3%/Year	$7.5 million

Pre-Synergies 2008 Operating Expense	$129.9 million

Less: 2008 Operating Expenses	$(120.2) million
Plus: 2008 Growth Expenses	$3.0 million
Plus: 2008 Integration Costs	$.7 million

2008 Operating Expense Synergies	$13.4 million
Plus: 2008 Direct Cost Savings	$2.5 million

Total 2008 Synergies to be Realized	$15.9 million
In addition to these cost synergies, we anticipate that we will realize an additional $1 to $3 million in cost synergies in future years as we continue to consolidate back office IT systems, satellite distribution networks, and corporate operations.

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•	Your guidance for 2008 represents a 4% to 7% increase in revenue and a 5% to 12% increase in Adjusted Operating Cash Flow over pro forma 2007 levels. Can you give a bridge from 2007 to the mid-point of 2008 guidance?

The mid-point total revenue anticipates a 5.4% increase over 2007 based upon a $17.9 million increase in Hotel Services revenue and a $20.7 million increase in revenue from Advertising & Other. These revenue increases may be partially off set by a decrease in revenue from Guest Entertainment purchases.

Our mid-point guidance is calculated based on an assumed 3% reduction in per-room movie revenues over 2007’s levels. This assumption is not based on any hard evidence we have with respect to 2008 performance. However, given the current economic environment, we believe this assumption, which equals approximately the same change year over year as we experienced in 2007, is a reasonable and relatively conservative data point. On the following page, we present a sensitivity analysis related to revenue and AOCF based on a range of changes in movie revenue in 2008 vs. 2007.

Gross profit margins for Guest Entertainment revenue is forecasted to be relatively flat year over year while we anticipate substantial increases in the margin from Hotel Services and Advertising & Other revenue as the negative margin on the On Command television programming revenue, noted above, continues to improve and we gain scale with respect to our broadband Internet and advertising businesses.

Additionally, operating expenses on both a per-room and percentage of revenue basis are also expected to decline year over year driving a $12.5 million or 8.8% increase in AOCF at the mid-point of guidance.

The following table sets for the detail of our guidance.

			Midpoint
	2007 Pro forma		2008 Guidance		Change
	Combined		Combined		2008 vs 2007
		Composition		Composition
Revenue
Guest Entertainment	$402.4	73.5%	$393.5	68.1%	$(8.9)	-2.2%
Hotel Services	104.1	19.0%	122.0	21.1%	17.9	17.2%
Advertising & Other	41.3	7.5%	62.0	10.7%	20.7	50.1%

Total Revenue	547.9	100.0%	577.5	100.0%	29.6	5.4%
Gross Profit
Guest Entertainment	244.0		239.5		(4.5)	-1.8%
Hotel Services	4.3		13.0		8.7	202.1%
Advertising & Other	11.4		22.0		10.6	93.6%

Total Gross Profit	259.7		274.5		14.8	5.7%
Total Operating Expenses	124.5		120.2		(4.3)	-3.4%
Less: Integration (incl above)	5.6		0.7		(4.9)	-87.5%
AOCF	$142.5		$155.0		$12.5	8.8%
AOCF Margin	26.0%		26.8%		0.8%

					point change

Gross Profit Margin
Guest Entertainment	60.6%		60.9%		0.3%
Hotel Services	4.1%		10.7%		6.6%
Advertising & Other	27.5%		35.5%		8.0%

Total Gross Profit	47.4%		47.5%		0.1%

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•	What is the sensitivity of changes in 2008 movie revenues to 2008 total revenue and Adjusted Operating Cash Flow?

As stated above, our mid-point 2008 is calculated based on an assumed 3% reduction in per-room movie revenues over 2007’s levels. This assumption is not based on any hard evidence we have with respect to 2008 performance. However, given the current economic environment, we believe this assumption, which equals approximately the same change year over year as we experienced in 2007, is a reasonable and relatively conservative data point.

The following table sets forth the calculated changes in total revenue and Adjusted Operating Cash Flow at various changes in per-room movie revenue year over year. Holding all other factors constant, a 1% change in movie revenue will produce a $3.8 million change in revenue and a $2.4 million change in AOCF.

The analysis does not attempt to reflect reductions in operating expenses we could implement if movie revenues would come in below the mid-point of guidance. In such a case, we have numerous options we could implement to reduce expenses and/or capital investment levels over those in our budgeted operating plan. At the AOCF level, we could neutralize a 1% change in movie revenue with a 2% reduction in operating expenses. During the 2001 – 2003 economic down turn, we successfully implemented various operating cost reductions and adjustments to capital spending. We are fully prepared to do likewise if circumstances warrant this again.

Sensitivity to Changes in Movie Revenue per Room

Compared to 2007 Pro forma

			Revenue	AOCF
		0.0%	$588.8	$162.2

	upper	-1.0%	$585.0	$159.8
		-2.0%	$581.3	$157.4
Guidance Mid-Point		-3.0%	$577.5	$155.0
		-4.0%	$573.7	$152.6
	lower	-5.0%	$570.0	$150.2

		-6.0%	$566.2	$147.8

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•	Your guidance also suggests a +60% increase in Adjusted Free Cash Flow in 2008. Could you provide additional details on this?

As discussed earlier, the midpoint of our 2008 guidance is $155 million of Adjusted Operating Cash Flow. We expect to incur interest expense of approximately $42 million in 2008. Currently, over 85% of our debt has been swapped to a fixed rate which largely cushions us from rate fluctuations. Our operating plan assumes $80 million in capital expenditures with about 35% or $28 million associated with new room installations. As stated earlier, our expenditure plan is largely discretionary giving us the flexibility to adjust to market environments if needed.

The following table identifies the various uses of our forecasted mid-point 2008 AOCF. Note that prior to our capital investment plan, our business is expected to generate approximately $110 million in free cash flow. The information is presented in a per-common share format on the right-hand column.

	Midpoint
	2008 Guidance
	Combined	Per Share
Adjusted Operating Cash Flow	$155.0	$6.77
Interest expense, net	(42.0)
Working capital	(3.0)

Pre - Investment Cash flow	110.0	$4.80
Investments in Corporate Assets	(13.5)
Investments in Minor Extensions	(7.5)
Investments in Major Renewals	(31.0)

Pre Expansion Cash flow	58.0	$2.53
Investments in New Rooms	(28.0)

Post Expansion Cash flow	$30.0	$1.31

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•	What is your present leverage ratio? What are your covenant leverage limits?

As of December 31, 2007, our long-term debt was $624.5 million and our debt-to-AOCF ratio was 4.39:1. Our leverage covenant as of that date was 5.0x. That covenant will be 4.75x and 4.5x as of March 31 and September 30, 2008, respectively.

Our 2008 free cash flow guidance (unadjusted for restructuring and integration) is to generate $17.0 to $27.0 million in free cash flow after a capital investment plan of $78.0 to $83.0 million. Our plan is to use the excess cash to pay down debt and/or repurchase our stock (limited to $15.0 million per credit agreement).

The following table reflects the leverage ratios that will exist as of December 31, 2008, if we only reduce our long-term debt during the year by the principal payments required under our facility (reducing long-term debt to $618.2 million) calculated at the upper, mid, and lower end of our 2008 guidance range:

	AOCF	Leverage Ratio
Upper Range	$160	3.86x
Mid Range	$155	3.99x
Lower Range	$150	4.12x
Under the foregoing assumptions, compliance with our 4.5x leverage ratio will be satisfied if 2008 AOCF equals or exceeds $137.4 million.

In the event our revenue or AOCF would come in below the mid-point of guidance, we have numerous options we could implement to reduce expenses and/or capital investment levels over those in our budgeted operating plan to keep us in full compliance with our credit facilities. At the AOCF level, we could neutralize a 1% change in movie revenue with a 2% reduction in operating expenses. During the 2001 – 2003 economic down turn, we successfully implemented various operating cost reductions and adjustments to capital spending, managing our business in full compliance with our then existing debt covenants. We have the necessary operating flexibility and are fully prepared to do likewise if circumstances warrant again.

About Forward Looking Statements:

Certain statements in this document constitute “forward-looking statements”. When used in this presentation, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to 2008 guidance (both full range and mid-point), estimated revenue, adjusted operating cash flow, free cash flow, gross profit margins, revenue per room, expected synergies and each of the components thereof, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming costs, availability, timeliness, and quality; technological developments by competitors; developmental costs, difficulties, and delays; relationships with clients and property owners; the availability of capital to finance growth, the impact of government regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to our recent acquisitions, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. These forward-looking statements speak only as of the date of this presentation. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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